SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 20, 2008
Integrated Electrical Services, Inc.
(Exact name of registrant as specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-13783 (Commission File Number)	76-0542208 (I.R.S. Employer Identification Number)
1800 West Loop South
Suite 500
Houston, Texas 77027
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: (713) 860-1500
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01. Entry into a Material Definitive Agreement.
Effective October 20, 2008, Integrated Electrical Services, Inc., a Delaware corporation (the “Company”), and certain of its affiliates and subsidiaries (collectively, the “Indemnitors”), Federal Insurance Company and each of its affiliates and subsidiaries and their respective co-sureties and reinsurers (“Chubb”) and Safeco Insurance Company of America and each of its affiliates and subsidiaries and their respective co-sureties and reinsurers (“Safeco” and together with Chubb, collectively and each individually, a “Surety”) entered into the Rider to Add Principal/Indemnitor and Fifth Amendment (the “Fifth Amendment”) to that certain Restated Underwriting, Continuing Indemnity, and Security Agreement, dated as of May 12, 2006 (as amended, the “Surety Agreement”), between the Indemnitors and Chubb. Pursuant to the Fifth Amendment, Safeco was added as a surety under the Surety Agreement.
The Fifth Amendment to the Surety Agreement has more than doubled the Company’s bonding capacity to $325 million. The Company believes that the bonding capacity available under the amended Surety Agreement is adequate for the foreseeable future needs of the Company.
The Fifth Amendment is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Fifth Amendment.

Item 9.01. Financial Statements and Exhibits.
          (d) Exhibits.

Exhibit Number	Description

Exhibit 10.1	Rider to Add Principal/Indemnitor and Fifth Amendment to Restated Underwriting, Continuing Indemnity, and Security Agreement, dated September 29, 2008, by Integrated Electrical Services, Inc. and certain of its affiliates and subsidiaries and Federal Insurance Company and Safeco Insurance Company of America and each of their affiliates and subsidiaries and their respective co-sureties and reinsurers.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTEGRATED ELECTRICAL SERVICES, INC.
Date: October 24, 2008	/s/ Curt L. Warnock
Curt L. Warnock
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 10.1	Rider to Add Principal/Indemnitor and Fifth Amendment to Restated Underwriting, Continuing Indemnity, and Security Agreement, dated September 29, 2008, by Integrated Electrical Services, Inc. and certain of its affiliates and subsidiaries and Federal Insurance Company and Safeco Insurance Company of America and each of their affiliates and subsidiaries and their respective co-sureties and reinsurers.